Exhibit 10.24

SERVICE PROVIDER CONVERTIBLE NOTE PURCHASE AGREEMENT

This Service Provider Convertible Note Purchase Agreement (this “Services NPA”) is made as of August 29, 2019 between Virpax Pharmaceuticals, Inc. (the “Company”), and RRD International, LLC, (the “Service Provider”).

WHEREAS, the Company and the Service Provider are parties to that certain Master Services Agreement dated March 1, 2019 (the “MSA”), pursuant to which the Service Provider provides certain Services (as defined therein) to the Company;

WHEREAS, the Company and the Service Provider desire that certain compensation payable by the Company to the Service Provider pursuant to the MSA in consideration of Services performed pursuant to Work Order 2, Work Order 3 and Work Order 4 (as defined in the MSA and such Work Orders, the “Services NPA Work Orders”) be made by Company in the form of a convertible promissory note (the “Services Note”) of the Company; and

NOW THEREFORE, in consideration of the execution and delivery of this Services NPA and the representations, warranties, covenants and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Services Note.

1.1. Issuance of Services Note. Subject to the terms and conditions of this Services NPA and in reliance upon the parties’ respective representations, warranties and agreements contained in this Services NPA and in the MSA (and its Services NPA Work Orders), upon the execution of this Services NPA the Company will sell and issue the Services Note to the Service Provider, which the Service Provider agrees to purchase from the Company in substantially the form attached here as Exhibit A.

1.2. Receipt of Services Note. Upon receipt of the Services Note, the Service Provider will promptly countersign it to acknowledge receipt of the Services Note and the Service Provider will deliver the fully executed Services Note to the Company.

2. Representations of the Company.

2.1. Authority. The Company is duly formed and validly existing under the laws of Delaware, with full power and authority to conduct its business as it is currently being conducted and to own its assets; and has secured any other authorizations, approvals, permits and orders required by law for the conduct by the Company of its business as it is currently being conducted.

2.2. Securities. The Services Note, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Services NPA, and any shares of capital stock or other equity securities issuable upon conversion of the Securities Note when issued, sold and delivered in compliance with the terms and for the consideration expressed in this Services NPA and the Services Note, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer set forth herein, or under applicable U.S. federal and state securities laws, liens or encumbrances created by or imposed by the Service Provider or restrictions described in the Company’s Subscription Agreement dated April 26, 2019 (the “Subscription Agreement”), and any other agreements entered into by and among the Company and its common stockholders which are then in effect (collectively, the “Stockholder Agreements”). Assuming the accuracy of the representations of the Purchaser in Section 3 of this Services NPA and subject to the filings described in the next sentence, the Services Note will be issued in compliance with all applicable U.S. federal and state securities laws and no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Services NPA, except for filings pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, which have been made or will be made in a timely manner.

3. Representations of the Service Provider. The Service Provider hereby represents and warrants to the Company as follows:

3.1. Investment Representations. The Service Provider will acquire the securities which it may receive pursuant to this Services NPA for its own account, and each such security is being and will be acquired by it for the purpose of investment and not with a view to distribution or resale in violation of the Securities Act. The Service Provider is aware that it may not sell or transfer any such security without registration under applicable federal and state securities laws, or the availability of appropriate exemptions therefrom, and that each such security will bear a restrictive legend or legends stating that the same has not been registered under applicable federal and state securities laws and referring to restrictions on its transferability and sale.

3.2. Knowledge, Experience and Due Diligence. The Service Provider is a sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this investment and has substantial experience in making investment decisions of the type contemplated hereby. The Service Provider can bear the economic risks of this investment, can afford a complete loss of its investment and has no present need for liquidity in conjunction with the purchase of the Services Note. During the course of this transaction and prior to the sale of the Services Note hereunder, the Service Provider has had the opportunity to ask questions of, and has received satisfactory answers from, management of the Company concerning the terms and conditions of this investment and the business and operations of the Company.

3.3. Power and Authority. The Service Provider has full power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of this Services NPA. This Services NPA is a legal, valid and binding obligation of the Service Provider, enforceable in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability affecting the enforcement rights and remedies of creditors and subject to the availability of the remedy of specific performance or injunctive or other equitable relief being subject to the discretion of the court before which any proceeding therefor may be brought.

3.4. Accredited Investor. The Service Provider is an “accredited investor” (as such term is defined in Rule 501 of Regulation D adopted under the Securities Act).

4. Conditions to the Obligations of the Company. The obligation of the Company to deliver the Services Note to the Service Provider under this Services NPA is subject to Service Provider’s having paid the Purchase Price (through the delivery of certain services to the Company), and delivered an executed Accredited Investor Questionnaire attached to the Subscription Agreement.

5. Miscellaneous

5.1. Amendment and Waiver. Any provision of this Services NPA may be amended, waived or modified with the written consent of the Company and the Service Provider.

5.2. Assignment.

(a) Generally. The Service Provider may not assign this Services NPA, the Services Note, or the securities issuable upon its conversion or any interest therein, to any other party (including a successor to the Service Provider’s business interests) without the prior written consent of the Company which consent shall not be unreasonably withheld.

(b) Effect of Prohibited Assignment. Any purported assignment or delegation in violation of this Section 6.2 shall be null and void.

5.3. Counterparts. This Services NPA may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

5.4. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable, such provision shall, to the extent permitted under applicable law, be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible under applicable law, unless such unenforceability impairs the fundamental purpose or expectations of the parties hereto. The provisions of this Services NPA are severable, and in the event that any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof, unless such unenforceability impairs the fundamental purpose or expectations of the parties hereto.

5.5. Entire Agreement. This Services NPA, the Services Note, and the MSA (including and Work Orders thereto), as amended, including any schedules and exhibits hereto and thereto, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter. Without limiting the foregoing, neither party hereunder has relied on any representation or warranty made by the other party that is not contained in this Services NPA.

5.6. Survival. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery hereof and the issuance and transfer of the Services Note.

5.7. Notices. Any notice required or permitted to be given hereunder by either Party hereunder shall be in writing (email permitted) and shall be deemed given on the date received by email or if delivered personally or by a reputable overnight delivery service, or three (3) days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

If to RRD:	J. Scott Tarrant, President
RRD International, LLC
7361 Calhoun Place, Suite 510
Rockville, MD 20855

With a copy to:	Raymond V. Lee, Esq., Vice President, Legal Affairs

If to RRD Partner:	Anthony P. Mack
Chairman and Chief Executive Officer
Virpax Pharmaceuticals, Inc
101 Lindenwood Drive, Suite 225
Malvern, PA 19355

5.8. Governing Law. This Services NPA shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws rule or principle that would result in the application of the domestic substantive laws of any other jurisdiction.

5.9. Submission to Jurisdiction; Waiver of Jury Trial. The parties hereto (a) hereby irrevocably and unconditionally submit to the jurisdiction of the U.S. federal and state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Services NPA, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Services NPA except in the U.S. federal and state courts located within the geographic boundaries of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Services NPA or the subject matter hereof may not be enforced in or by such court. Each of the parties to this Services NPA consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction. THE PARTIES HERETO EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING UNDER OR RELATING TO ANY PROVISION OF THIS SERVICES NPA.

5.10. Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

5.11. Expenses. Each party will bear its own costs, fees and expenses incurred in connection with this Services NPA.

5.12. Confidentiality. Each party agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than other than related to this Services NPA, the Services Note or the MSA) any confidential information obtained from the other pursuant to the terms of this Services NPA, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section by the receiving party), (b) is or has been independently developed or conceived by the receiving party without use of the disclosing party’s confidential information, or (c) is or has been made known or disclosed to the receiving party by a third party without a breach of any obligation of confidentiality such third party may have to the disclosing party; provided, however, that the receiving party may disclose confidential information (i) to its attorneys, accountants, consultants, auditors and other professionals to the extent necessary to obtain their services in connection with this Services NPA, the Services Note or the MSA; (ii) to any prospective purchaser of any of the Company’s securities from the Service Provider, if such prospective purchaser agrees in writing with the Company to be bound by the provisions of this Section; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of the receiving party in the ordinary course of business, provided that the receiving party informs such Person that such information is confidential; or (iv) as may otherwise be required by law, provided that the Service Provider promptly notifies the Company of such disclosure in advance, and takes reasonable steps to minimize the extent of any such required disclosure.

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IN WITNESS WHEREOF, the Company and the Service Provider have executed this Services NPA as of the date first written above.

COMPANY:

VIRPAX PHARMACEUTICALS, INC.

By:	/s/ Anthony P. Mack

Name:	Anthony P. Mack

Title:	Chairman & CEO

Date:	August 29, 2019

SERVICE PROVIDER:

RRD INTERNATIONAL, LLC

By:	/s/ Raymond V. Lee

Name:	Raymond V. Lee

Title:	VP Legal Affairs

Date:	August 30, 2019

Exhibit A

Form of Services Convertible Promissory Note

See Attached